Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Access Worldwide Communications, Inc.

Arlington, Virginia

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-3 of our report dated April 2, 2007, relating to the consolidated financial statements of Access Worldwide Communications, Inc. (the “Company”) as of December 31, 2006 and for the year then ended, appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/Daszkal Bolton, LLP

Boca Raton, Florida

May 22, 2007